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                                                                   EXHIBIT 10.12

March 1, 2005


Mr. Daniel Grau
42 Ashland Street
Arlington, MA 02476

Dear Dan:

On behalf of CombinatoRx, Incorporated ("the Company"), I am pleased to offer you the position of Vice President of Commercial Operations.

1. RESPONSIBILITIES: Your responsibilities will include (i) management of the licensing/business development, intellectual property, informatics, strategic marketing, and new products functions; (ii) input into strategy, communications, and PR/IR; and (iii) other appropriate tasks as necessary from time to time. This position reports to the Chief Executive Officer and is a member of the Executive Committee.

2. EFFECTIVE DATE: The effective date of your employment with these new responsibilities will be on or about March 1, 2005. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

3. COMPENSATION: From the effective date of your employment date your base pay will be $8,416.67 (equivalent to $202,000 annually), paid twice per month. In addition, you shall be eligible to earn a bonus annually during employment. Bonuses will be earned on the basis of the Company's fiscal year. The amount of any bonus awarded shall be based on your performance and that of the Company against reasonably attainable goals determined annually by the CEO. Your initial target cash bonus is up to thirty percent (30%) of your then base salary.

4. BENEFITS: You will be eligible for the Company's standard benefits package, as well as free car parking. Benefits include participation in a company sponsored health care plan, dental plan, life insurance, short term disability insurance, and long term disability insurance. You will also be eligible for a Company-matched 401(k) plan upon employment. In addition to your compensation, you will be entitled to three (3) weeks vacation earned on a pro-rata basis. Standard paid holidays will also be observed. The Company, however, reserves the right to modify its employee benefit programs.

5. SEVERANCE AND TERMINATION

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     (a)    The Company may terminate your employment hereunder, upon notice, for Cause, meaning that there has been a reasonable, good faith determination by the CEO that one or more of the following events has occurred, which determination is made after notice to you specifying in reasonable detail the nature of the Cause and a reasonable opportunity for you to be heard by the CEO. The following shall constitute Cause for termination:

            (i)    The conviction of a felony;

            (ii) The willful failure to perform, or gross negligence in the performance of, your duties and responsibilities as set forth in Section 1 hereof, which failure or negligence continues or remains uncured after thirty (30) days' notice to you setting forth in reasonable detail the nature of such failure or negligence;

            (iii) Material breach by you of any provision of this letter, which breach continues or remains uncured after thirty (30) days' notice to you setting forth in reasonable detail the nature of such breach; or

            (iv) Material fraudulent conduct by you with respect to the Company.

In the event of termination for Cause, the Company shall have no further obligation to you, other than for Final Compensation, in which the Company shall pay to you (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation earned but not used through the date of termination and (iii) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation").

     (b) The Company may terminate your employment hereunder other than for Cause at any time. In the event of such termination, or in the case of a material breach of this agreement by the Company, in addition to Final Compensation and any bonus compensation earned but unpaid for the prior fiscal year, the Company (i) shall provide the you with six (6) months of severance pay, at the rate of the Base Salary in effect immediately prior to the termination, payable in a single lump sum within ten (10) business days following termination of employment; (ii) shall pay the premium cost of your participation in the Company's group medical and dental plans for a period of six (6) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (iii) shall cause to become vested twenty-five percent (25%) of the options granted or otherwise which remain unvested on the date of termination for each year of your employment with the Company, which vesting shall be effective on the date of termination, and you shall have not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

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     (c)    Upon a Change of Control

            (i) If a Change of Control (as defined below) occurs and, within two (2) years following such Change of Control, the Company terminates your employment other than for Cause, then, the Company (A) shall provide you with twenty four (24) months of severance pay, at the rate of the Base Salary in effect immediately prior to the termination, payable in a single lump sum within ten (10) business days following termination of employment; (B) shall pay the premium cost of your participation in the Company's group medical and dental plans for a period of twenty four (24) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of the options granted or otherwise which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

            (ii) In the event that it is determined that any payments or benefits provided by the Company to you, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that he shall not be liable for any such excise tax.

     "Change of Control" means the occurrence hereafter of (i) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company's outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company's ownership before the transaction), or (iii) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company's business after which your role is not substantially the same as such role prior to the transaction

6. COMPETITION AND CONFIDENTIALITY: During the term of your employment, you agree that you will not engage in any activity that is directly or indirectly competitive with the Company. Upon your separation from the Company, you agree to return to the Company all documents or property of the Company, or reproductions of any such documents or property, developed by you or in your possession.

In connection with your employment, you will be required to sign the Company's Standard Confidential Information and Inventions Assignment Agreement (the "Invention Agreement"), a copy of which is attached with this Letter Agreement.

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7. RESTRICTED ACTIVITIES: You agree that some restrictions on your activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company which are also outlined in the Company's Invention Agreement:

            (a) While you are employed by the Company and for a period of twelve (12) months after your employment terminates (in the aggregate, the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company's Business anywhere in the world. The foregoing, however, shall not prevent or restrict the Employee from owning, directly or indirectly, not more than five percent (5%) of the voting securities of any publicly traded company for the sole purpose of a passive investment. For the purposes of this Section, the Company's Business means researching and developing a discovery platform that identifies novel, non-obvious combinations of active molecules that will then become patent-protected therapeutics, utilizing an automated, high-throughput process to search the combinatorial space using disease-specific assays.

            (b) You further agree that, during the Non-Competition Period, other than on behalf of the Company during your employment hereunder or through responses to general advertisements and headhunters which, in either case, are not specifically targeted to Company employees, you will not hire or attempt to hire any employee of the Company, assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Company or solicit or encourage any person to hire any such employee; solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with the Company or solicit or encourage any person to hire or engage any such independent contractor; or solicit or encourage any customer, supplier or vendor of the Company to terminate or diminish its relationship with it, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates; or solicit or encourage any of the foregoing to terminate or breach any agreement, written or oral, with the Company or any of its affiliates.

8. ENFORCEMENT OF COVENANTS You acknowledge that you have carefully read and considered all the terms and conditions of this letter including the restraints imposed upon you. The Employee agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in Sections 7 hereof, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants. The parties further agree that, in the event that any provision of
Section 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

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If you are in agreement with the above, please indicate your agreement by signing the enclosed copy of this Letter Agreement and return to Ms. Melinda Austin at CombinatoRx, Inc.

Sincerely,


/s/ Alexis Borisy

Alexis Borisy
President and CEO
CombinatoRx, Incorporated

The within Letter Agreement is hereby acknowledged, accepted and agreed to:

     Daniel Grau                       Date:    March 7, 2005
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Daniel Grau